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                                                EXHIBIT 11

                                            AST RESEARCH, INC.
                                     Computation of Net Income Per Share
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	                                          Three Months Ended	              Nine Months Ended
				                 ---------------------             -------------------------
		                                 April 2,      April 3,	            April 2,        April 3,
(In thousands, except per share amounts)	   1994	        1993	             1994	     1993
- ------------------------------------------------------------------------------------------------------------
Primary earnings per share

Shares used in computing primary
 earnings per share:
    Weighted average shares of
     common stock outstanding		         32,103	      31,472		   31,784	   31,206
    Effect of stock options treated as
     equivalents under the treasury
     stock method		                    977	         538		      728	      614
                                               --------     --------             --------        --------
     Weighted average common
      and common equivalent
      shares outstanding		         33,080	      32,010		   32,512	   31,820
                                               --------     --------             --------        --------
Net income	      			       $ 13,214	    $ 11,045	         $ 39,379	 $ 33,267
                                               --------     --------             --------        --------
Earnings per share - primary	               $    .40	    $	 .35	         $   1.21	 $   1.05
                                               ========     ========             ========        ========


Fully diluted earnings per share

Shares used in computing fully diluted
 earnings per share:
    Weighted average shares of
     common stock outstanding		         32,103	      31,472		   31,784	   31,206
    Effect of stock options treated as
      equivalents under the treasury
      stock method		                    983		 539		      805	      650
    Shares assumed issued on conversion
      of Liquid Yield Option Notes		  4,093		   -		    1,649		-
                                               --------     --------             --------        --------
Total fully diluted shares outstanding		 37,179	      32,011	           34,238	   31,856
                                               --------     --------             --------        --------

Net income - fully diluted earnings per share:
   Net income - primary earnings per share     $ 13,214	    $ 11,045	         $ 39,379	 $ 33,267
   Adjustment for interest on LYONs,
     net of tax		                            890		   -		    1,066		-
                                               --------     --------             --------        --------
   Adjusted net income - fully diluted
    earnings per share		                 14,104	      11,045		   40,445	   33,267
                                               --------     --------             --------        --------
Net income per share - fully diluted	       $    .38	    $	 .35	         $   1.18	 $   1.04
                                               ========     ========             ========        ========
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